TRAEGER ANNOUNCES EXECUTIVE PROMOTIONS
SALT LAKE CITY, Ut., September 7, 2022 (BUSINESS WIRE) -- Traeger, Inc. (“Traeger” or the "Company") (NYSE: COOK), creator and category leader of the wood pellet grill, today announced two executive promotions. Jim Hardy has been promoted to Chief Operating Officer and Cole VandenAkker has been promoted to Chief Sales Officer. Both will continue to report directly to Jeremy Andrus, Chief Executive Officer of Traeger.
“I am thrilled to announce the promotions of Jim and Cole. Today’s announcement is well-deserved recognition of their many contributions to the business,” said Traeger CEO Jeremy Andrus. “Since joining Traeger, Jim has been strongly committed to achieving operational excellence and has successfully led our supply chain function in a time of significant macroeconomic volatility. Cole has been a key driver of Traeger’s growth in the last several years and has a strong track record of success and dedication to the Company. Both Jim and Cole have demonstrated that their leadership and strategic expertise are of immense value to the Traeger organization, and I look forward to continuing to work with them as we fulfill our vision to bring people together to create a more flavorful world.”
Jim Hardy has served as Chief Supply Chain Officer of Traeger since March 2021. He has over 35 years of operations experience, and previously served as Chief Operating Officer of Fanatics, Inc. and Executive Vice President Global Operations of Under Armour, Inc.
Cole VandenAkker has served as Traeger's Executive Vice President of Global Sales since May 2020 and oversaw all National Sales prior to that appointment. Before joining Traeger in August 2014, Mr. VandenAkker headed Corporate Development for Backcountry.com and worked in Leucadia National Corporation's Asset Management Group.
About Traeger
Traeger Grills, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, an outdoor cooking system that ignites all-natural hardwoods to grill, smoke, bake, roast, braise, and barbecue. Our grills are versatile and easy to use, empowering cooks of all skill sets to create delicious meals with a wood-fired flavor that cannot be replicated with gas, charcoal, or electric grills. Grills are at the core of Traeger’s platform and are complemented by Traeger wood pellets, rubs, sauces, and accessories.
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Traeger, Inc.
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